Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$10,211	$14,529
Accounts receivable, net	43,677	40,844
Merchandise inventories	558,463	445,771
Prepaid expenses and other current assets	21,402	15,533
Deferred income taxes	14,324	13,492
Total current assets	648,077	530,169
Property and equipment, net	186,978	149,209
Goodwill	96,627	85,929
Intangible assets, net	7,535	9,142
Other assets, net	4,014	5,741
Total assets	$943,231	$780,190

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$110,937	$79,497
Accrued expenses and other current liabilities	67,653	106,181
Merchandise advances	20,138	25,127
Borrowings under revolving line of credit	147,440	32,266
Total current liabilities	346,168	243,071
Other long-term liabilities	15,039	11,995
Deferred income taxes	13,113	20,307
Long-term debt	—	100,000
Total liabilities	374,320	375,373
Stockholders’ equity:
Preferred stock	—	—
Common stock	293	261
Additional paid-in capital	450,360	326,755
Retained earnings	118,258	77,801
Total stockholders’ equity	568,911	404,817
Total liabilities and stockholders’ equity	$943,231	$780,190

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2006	2005
Net sales	$472,732	$421,061
Cost of goods sold, buying and occupancy	339,465	297,243
Gross profit	133,267	123,818
Selling, general and administrative expenses	114,022	98,366
Operating income	19,245	25,452
Interest expense, net	2,173	2,021
Gain on sale of property	2,115	—
Income before income taxes	19,187	23,431
Income taxes	7,866	9,022
Net income	$11,321	$14,409
Net income per share:
Basic	$0.39	$0.55
Diluted	$0.38	$0.51
Weighted average shares outstanding:
Basic	28,874	25,975
Diluted	29,924	29,946

	Nine months ended September 30,
	2006	2005
Net sales	$1,401,457	$1,219,743
Cost of goods sold, buying and occupancy	1,000,327	869,413
Gross profit	401,130	350,330
Selling, general and administrative expenses	331,120	275,266
Operating income	70,010	75,064
Interest expense, net	6,399	4,811
Gain on sale of property	2,115	—
Income before income taxes	65,726	70,253
Income taxes	25,269	27,049
Net income	$40,457	$43,204
Net income per share:
Basic	$1.49	$1.67
Diluted	$1.41	$1.52
Weighted average shares outstanding:
Basic	27,119	25,819
Diluted	29,911	29,836